Exhibit 10.3

8863 E. 34th Street North Wichita, Kansas 67226 Phone: 316-800-6800 Web: AgEagle.com

April 19, 2021

J. Michael Drozd

UPDATED Offer of Employment

Dear Michael:

AgEagle Aerial Systems Inc., a Nevada corporation, (the “Company”) is pleased to offer you a position as Chief Executive Officer (CEO) with our Company pursuant to the following terms and conditions of employment. You shall commence employment on or before June 1, 2020 (your “Commencement Date”). You shall be based out of the Company’s office in Boulder, Colorado, and will report to the Company’s Board of Directors.

As a condition of your employment, and in consideration of your employment and the payments and benefits provided herein, you are required to sign and return to the Company the enclosed Employee Confidentiality and Proprietary Rights Agreement (the “Confidentiality Agreement”). During your employment with the Company, you are required to devote your full business time and best efforts to your duties, and you may not, except with prior written permission from the Company, be employed or engaged in any capacity with any business other than the Company, provided, however, this limitation shall not be construed as preventing you from serving on the board of directors of any corporation that is not a Restricted Business (provided that you have informed the Board and the Chairman of the Company of your intention to so serve and that neither the Board nor the Chairman of the Company has objected thereto within twenty (20) days of its receipt of your notice). You acknowledge and agree that, as an employee of the Company, you will comply with all laws and regulations, as well as Company rules, policies and procedures as may be in effect from time to time.

Your base salary shall be $235,000 per year, paid in accordance with the Company’s standard payroll procedures. You shall be eligible for an annual cash bonus of up to 20% of your then-current base salary, as determined by the Board in its good faith discretion, based on your and the Company’s satisfaction of a combination of personal and Company goals. Such goals for a given calendar year will be established by the Board, in consultation with you, by no later than 30 days after the beginning of the applicable calendar year, except, for calendar year 2021, by no later than 30 days after the date hereof. This bonus is subject to your continued employment with the Company through the end of the calendar year for which the bonus is being paid. Any cash bonus for an applicable calendar year shall be paid no later than the end of the first quarter of the following calendar year. In addition to the above, on June 1, 2021, the annual cash bonus of up to 20% bonus of your-current base salary in the original Offer of Employment dated April 28, 2020 will be determined by the Board and any annual cash bonus will be paid by June 4, 2021. Lastly, the Board shall review your performance annually, and the Board, in its sole discretion, may revise your compensation package.

In association with your original Offer of Employment dated April 28, 2020 (your “Initial Offer Letter”), you were awarded a one-time grant of 100,000 Restricted Stock Units (RSUs) under the Company’s 2017 Omnibus Equity Incentive Plan (the “Equity Plan”). As soon as practicable following your execution of this Updated Offer of Employment, you shall be awarded an additional one-time grant of 100,000 RSUs that will vest on a pro rata basis over one year commencing on the date of this letter. Such grant of 100,000 RSUs shall be subject to the terms of an RSU grant agreement and, at the Company’s election, either subject to, or not subject to, the Company’s Equity Plan.

Additionally, you were originally awarded 15,000 shares of Nonqualified Stock Options quarterly pursuant to the original Offer of Employment, dated April 28, 2020. Following your execution of this Updated Offer of Employment, you shall be awarded 25,000 shares of Nonqualified Stock Options quarterly. The options will be subject to the terms of the Equity Plan, and the vesting requirements, the term of the option and exercisability at an exercise price equal to the fair market value of the option shares as of the date of grant will be outlined upon issuance.

All option awards provided for hereunder shall be subject to your continued employment with the Company through the applicable vesting date or event, as well as your execution of and continued compliance with the Confidentiality Agreement and applicable option award agreements under the terms of the Equity Plan.

Additionally, the Company shall withhold from any payments made to you (including, without limitation, those specified in this Updated Offer of Employment) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

As soon as practicable following your execution of this Updated Offer of Employment, it is agreed that following the earlier of a six-month period or a closing of another qualified acquisition, a comprehensive compensation study will be conducted for all C-Level Executives, whereby the results of the study will result in recommendations to the Board and the execution of formal executive agreements wherein terms and conditions of employment will be addressed in detail, which will include, but not be limited to, the following: (i) compensation (base salary, bonus and equity); (ii) benefits (health, life Insurance and Vacation); (iii) termination of employment (including successor transition); and (iv) restrictions (confidentiality, non-compete clauses, breach and legal remedies).

During your employment, you will receive vacation, sick and personal days in accordance with the current PTO policy. As an executive, the Company covers the monthly expense associated with premiums for health benefits offered by the Company for you and your dependents. In the event the Board determines in its discretion you must relocate your principal place of performance of your duties, the Company shall pay and/or reimburse you for expenses, up to $100,000, that you incur in connection with such relocation, following your presentment to the Company of invoices or other acceptable documentation substantiating such expense in accordance with the Company’s expense reimbursement policy. Any benefits to which you are entitled shall be determined in accordance with such plans and programs and Company policy. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

In the event of termination without Cause (as defined in the Stock Purchase Agreement) or for “Good Reason” (as defined below), the Company will provide you with Severance Benefits (defined below), conditioned on (i) your continued compliance in all material respects with your continuing obligations to the Company, including, without limitation, the terms of this Agreement and of the Confidentiality Agreement that survive termination of your employment with the Company, and (ii) your signing (without revoking if such right is provided under applicable law) a separation agreement and general release in a form provided to you by the Company on or about the date of your termination of employment (the “Separation Agreement”). The “Severance Benefits” shall consist of (i) 6 months of your base salary, paid in the form of salary continuation, in accordance with the terms of the Separation Agreement; (ii) reimbursement of your COBRA health insurance premiums at the same rate as if you were an active employee of the Company (conditioned on your having elected COBRA continuation coverage) for a period of 6 months or, if earlier, until you are eligible for group health insurance benefits from another employer; and (iii) a grant of fully-vested restricted shares of common stock of the Company with a fair market value of $125,000 on the date of your termination of employment, pursuant to the terms of, and effective on the effective date of, the Separation Agreement.

As used herein, “Good Reason” means (i) a material diminution in your duties, responsibilities, and authority, associated with your position as Chief Executive Officer of the Company, (ii) a reduction in your compensation or benefits hereunder, or (iii) requiring you relocate your principal place of performance of your duties. Notwithstanding the above, no termination of employment shall constitute a termination for Good Reason unless you provide notice of the condition constituting Good Reason no later than thirty (30) days after initially becoming aware of the existence of the condition, and the Company fails to cure such condition within thirty (30) days after receiving such notice.

This offer is not a guarantee of employment for a specific period of time. Your employment with the Company, should you accept this offer, will be “at-will,” which means that you or the Company may terminate your employment for any or no reason, at any time. In the event you elect to resign your employment with the Company, you agree to provide the Company with 90 days’ written notice of your termination of employment. During this notice period, the Company may ask you to perform specific duties or no duties at all and may ask you not to attend work during all or any part of your notice period. During your notice period, you will continue to receive the salary and benefits that you had been receiving immediately prior to such period, subject to any changes generally made for other employees of the Company. Further, upon termination of your employment for any reason, you agree to cooperate with the Company with respect to those business-related matters of which you have knowledge and to assist with the orderly return of Company property and transition of your work to others, as directed by the Company.

You should be aware that Company employees are not permitted to make any unauthorized use of documents or other information, which could reasonably be considered or construed to be confidential or proprietary information of another individual or company. Likewise, Company employees may not bring with them onto the premises of the Company or place on Company devices or within the Company’s information systems any confidential documents or other forms of tangible information relating to their prior employer’s business . Further, you represent to the Company that you are not subject to any contract or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

This offer of employment and continued employment is conditioned on your establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

This updated offer letter, as well as all matters concerning, arising out of or relating to your employment shall be governed by and construed under the laws of the State of Colorado, without regard to its conflict-of-law principles. Further, any dispute concerning or arising out of this offer letter or otherwise out of your employment with the Company shall be heard exclusively pursuant to the dispute resolution provisions set forth in the Confidentiality Agreement.

By signing this letter, you acknowledge that (1) you have not relied upon any representations other than those set forth in this offer letter; (2) the terms of this offer constitute the entire understanding and contain a complete statement of all the agreements between you and the Company concerning your employment with the Company; (3) this revised offer letter supersedes all prior and contemporaneous oral or written agreements, understandings or communications between you and the Company concerning your employment with the Company, including your Initial Offer Letter; and (4) any subsequent agreement or representation between you and the Company shall not be binding on the Company unless contained in a writing signed by you and an authorized representative of the Company.

If you have any questions or issues that may arise after reviewing this revised offer letter, please don’t hesitate to contact me. We look forward to having you continue your role as CEO at AgEagle Aerial Systems Inc.

Sincerely,

/s/ Barrett Mooney
Barrett Mooney, Chairman of the Board

“Agreed and Acknowledged” (please sign, date and retain a copy for your records)

/s/ J. Michael Drozd
J. Michael Drozd

Date: April 19, 2021